EXHIBIT 99.1

PREMIERWEST BANCORP

ANNOUNCES SECOND QUARTER RESULTS

MEDFORD, OREGON—July 22, 2010: PremierWest Bancorp (NASDAQ:PRWT) announced results for the second quarter of 2010, as follows:

For the three months ended June 30, 2010:

  Our total risk-based capital ratios for Bancorp and Bank are 11.56 percent and 11.65 percent, respectively, both exceeding published regulatory guidelines for “Well-Capitalized” financial institutions.
  Net interest margin of 4.23 percent compared to 4.27 percent for the quarter ended March 31, 2010, and 4.33 percent for the three months ended June 30, 2009.
  Loan loss reserve of $43.9 million or 4.02 percent of gross loans at June 30, 2010, compared to $46.5 million or 4.16 percent at March 31, 2010.
  Non-performing assets of $144.8 million or 9.91 percent of total assets compared to $125.9 million or 8.37 percent of total assets at March 31, 2010.
  Other real estate owned (OREO) and foreclosed assets decreased $6.4 million with sales of $7.8 million, comprised of a $6.7 million reduction in OREO and a $1.1 million net gain on sales.
  Provision for loan losses of $2.4 million versus $6.1 million for the first quarter of 2010, and $50.4 million for the quarter ended June 30, 2009.
  Charge-offs, net of recoveries, of $5.0 million compared to $5.5 million in the preceding quarter.
  Total deposits of $1.3 billion down $48.4 million from March 31, 2010, with non-interest bearing demand deposits at 19 percent of total deposits.
  Strong liquidity with $115.5 million in cash and cash equivalents.
  Net loss applicable to common shareholders of $2.1 million compared to a net loss of $3.3 million for the first quarter ended March 31, 2010, and a net loss of $28.6 million for the quarter ended June 30, 2009.
  Loss per common share of $0.02 versus a loss of $0.10 per common share for the three months ending March 31, 2010, and loss per common share of $1.15 for the quarter ended June 30, 2009—the declining trend due to reduced losses and to the increased shares outstanding.

For the six months ended June 30, 2010:

  Net loss applicable to common shareholders declined to $5.4 million compared to a net loss of $32.5 million for the first half of 2009.
  Loss per common share was reduced to $0.08 versus a loss of $1.32 for the six months ended June 30, 2009.
  Net interest margin was 4.25 percent compared to 4.37 percent for the same period last year.
  OREO and foreclosed assets increased $496 thousand with sales of $13.5 million, comprised of a $12.0 million reduction in OREO and a $1.5 million net gain on sales for the first half of 2010.
  Net charge-offs decreased to $10.4 million compared to $37.9 million for the same period in 2009.
  Total deposits at period end of $1.3 billion down $107.3 million from December 31, 2009.

James M. Ford, PremierWest’s President & Chief Executive Officer, stated, “During the most recently completed quarter, we have continued to work diligently to improve our credit risk profile and our general financial performance. We have shown progress on a number of fronts but acknowledge that a good deal remains to be accomplished. Subsequent to the end of the quarter, a borrower declared his unwillingness or inability to continue to service his obligations, thereby requiring us to transfer his loans to non-performing status as of June 30, 2010. This development resulted in the addition of $23.4 million in non-performing loans.”

Ford continued, “During the quarter, we continued to take very aggressive actions in assessing real estate collateral values. We updated the majority of appraisals that were more than six months old on real estate collateral supporting non-performing loans. This was done to stay ahead of any prospective collateral value deterioration risk as much as possible. We also accelerated the mandated five percent annual write-down of other real estate owned values in response to a new interpretation of regulatory requirements by our state banking regulators.”

“We continue to maintain a strong liquidity position and have met many of the requirements of the previously announced Consent Order as of this time. Similarly, we are continuing to improve our capital position through measured balance sheet management.”

Ford concluded stating, “We are grateful to our customers and shareholders who have shown loyalty to the Bank during the past eighteen months. We believe the actions we have taken and the tactical adjustments we are pursuing will ultimately yield the favorable results that we urgently seek and our shareholders deserve.”

CREDIT QUALITY

Non-performing assets increased $18.9 million to $144.8 million from March 31, 2010 to June 30, 2010, despite OREO sales of $6.7 million during the second quarter of 2010. Non-performing loans of $129.7 million increased from the $104.4 million recorded at March 31, 2010. Our allowance for loan losses declined $2.6 million from March 31, 2010, with the reserve as a percentage of gross loans declining to 4.02 percent at June 30, 2010, as compared to 4.16 percent at the end of the preceding quarter. This occurred largely because the aggregate additions to non-performing loans during the quarter involved a number of loans where the general reserve established for these loans exceeded the total specific reserve based on collateral evaluations. Charge-offs, net of recoveries, for the quarter ending June 30, 2010, were $5.0 million, down $534 thousand from the preceding quarter.

Bill Yarbenet, Executive Vice President and Chief Credit Officer, commented, “While we reported an increase in non-performing loans during the quarter, our success in selling OREO at a gain during the quarter was gratifying. We expect that non-performing loans of approximately $25.0 million will migrate to OREO during the latter half of 2010, reflecting aggressive efforts to exit relationships that cannot be restructured. This should result in a reduction in our non-performing asset totals as we expect continued success in aggressively marketing and selling the inventory of OREO properties we hold. Non-accrual loans that are current with respect to principal and interest payments totaled $28.0 million as of the end of the quarter, leading us to anticipate the ultimate return to accrual status of a significant block of non-performing loans. For the first time since the downturn began, we are seeing some credit risk-rating upgrades. As Jim Ford stated earlier, it is still too early to say all issues are past; but our efforts are yielding results with many credits poised for further improvements.”

LOANS AND DEPOSITS

Gross loans, net of deferred loan fees, as of June 30, 2010, were $1.1 billion, down $27.3 million or 2 percent from March 31, 2010. The decline in gross loans during the most recently completed quarter reflects $16.0 million in loan pay offs net of loan originations, $8.6 million in loan charge-offs and $2.7 million transferred to OREO. New loan generation is continuing in the current environment; however, the effect is being offset by borrower loan paydowns.

Deposits at June 30, 2010 were $1.3 billion, decreasing $48.4 million or 4 percent from the March 31, 2010 total. Average non-interest bearing deposits totaled $250.6 million, 19 percent of total deposits, and was essentially unchanged compared to the prior quarter. Joe Danelson, Executive Vice President & Chief Banking Officer, stated, “With our strong liquidity position, continuing loan pay downs and minimal replacement loan demand, we opted to de-emphasize public entity deposits and other non-core deposits that do not represent strategic relationships. Strategic relationships in the context of these public entity deposits and other non-core deposits are relationships where the customer has both operating accounts and/or lending relationships as well as an interest-bearing account with our Bank. As a result of our actions with respect to these accounts, we experienced a $16.9 million decline in these categories of deposits during the quarter. We have continued to emphasize non-interest bearing demand deposit accounts with good success, adding 1,563 new accounts totaling $5.9 million at June 30, 2010. These accounts support a strong net interest margin with the added benefit of providing excellent cross-sale opportunities that frequently evolve into strategic relationships.”

Danelson continued, “Every customer is important to us, and we treat them accordingly. We constantly emphasize this customer-oriented philosophy to our line personnel and believe it has played a significant part in our customer retention success, particularly in recent times.”

NET INTEREST INCOME

Net interest income remained relatively unchanged versus the quarter ending March 31, 2010, while net interest margin declined slightly to 4.23 percent compared to 4.27 percent in the previous quarter. Our margin was adversely affected by 12 basis points as a result of $426 thousand in interest reversals on loans placed on non-accrual status during the quarter. These figures compare to an 8 basis point impact from $296 thousand in interest reversals during the preceding quarter.

Our yield on earning assets averaged 5.04 percent, down 19 basis points from the preceding quarter ended March 31, 2010, while our cost of interest bearing deposits and borrowings fell 9 basis points to 1.04 percent in the most recent quarter. These changes resulted in an interest spread of 4.00 percent during the current quarter ended June 30, 2010, down 10 basis points from 4.10 percent recorded during the immediately preceding quarter, and resulted in the 4 basis point decline in net interest margin.

Mike Fowler, Executive Vice President & Chief Financial Officer, stated, “We expect some pressure on net interest margin in the quarters ahead as we believe subdued loan demand and a low interest rate environment will continue until the recovery becomes more pronounced. The absence of negative core deposit intangible amortization related to the 2009 Grass Valley and Davis, California branch acquisitions will also place pressure on our future margins. We anticipate a partial offset to the 32 basis point effect of this change will be based on non-performing loans being placed back on accrual status. Despite these factors, we anticipate retaining an upper-tier position in terms of our net interest margin among our peer banks.”

NON-INTEREST INCOME

During the second quarter of 2010, PremierWest had non-interest income of $2.4 million, a decrease of $272 thousand or 10 percent from the preceding quarter. The decrease was primarily a result of a $225 thousand decline in gains on securities sold as compared to the prior quarter.

NON-INTEREST EXPENSE

Non-interest expense for the quarter ending June 30, 2010 was $16.4 million, an increase of $2.2 million or 16 percent when compared to the preceding quarter. The increase included charges that are not expected to recur on an ongoing basis including branch closure expenses totaling $598 thousand and the state mandated acceleration of OREO write-downs mentioned earlier that added $444 thousand to OREO expense. Increases related to charges that may be recurring included write-downs of OREO that totaled $2.1 million offset by net gains on sale of OREO of $1.1 million. These changes are presented in the table below:

(Dollars in thousands)
	Quarter ended	Quarter ended
Selected non-interest expense items:	June 30, 2010	March 31, 2010	Variance
Branch closure expenses	$598	$-	$598
State mandated write-down of OREO	$444	$-	$444
Other write-downs of OREO	$2,105	$546	$1,559
Net gains on sale of OREO	$1,145	$317	$828

CAPITAL

PremierWest Bank was “Well-Capitalized” under published regulatory numerical standards at June 30, 2010, with a risk-based capital ratio of 11.65 percent. Regulatory authorities require a minimum risk based capital ratio of 10.0 percent to qualify as “Well-Capitalized,” and require that the Bank not be subject to an order to meet higher levels.

				Regulatory	Regulatory
	June 30,	March 31,	June 30,	Minimum to be	Minimum to be
	2010	2010	2009	“Adequately Capitalized”	“Well-Capitalized”
				greater than or equal to	greater than or equal to

Total risk-based capital ratio	11.65%	11.01%	11.37%	8.00%	10.00%
Tier 1 risk-based capital ratio	10.37%	9.73%	10.10%	4.00%	6.00%
Leverage ratio	8.43%	8.21%	9.65%	4.00%	5.00%

James M. Ford stated, “We are continuing to improve our regulatory capital ratios to meet enhanced capital standards formally required in the Consent Order with the FDIC and Oregon Division of Finance and Corporate Securities that we announced on April 7, 2010, and informally suggested by policy authorities addressing the broader financial regulation landscape. The Consent Order requires us to increase the Bank’s leverage ratio to 10.0 percent by October 2, 2010. While we may not achieve that leverage ratio target in the timeframe required, we are confident that we will have demonstrated sufficient progress toward that and other requirements of the Consent Order to warrant consideration by our regulators. We have presented plans to the regulatory authorities to comply with the stipulated requirements and have met most of the milestones associated with those plans. We continue to anticipate a return to profitability in the future, which will further expand our capital ratios and support compliance with all aspects of the recent regulatory order.”

ABOUT PREMIERWEST BANCORP

PremierWest Bancorp (NASDAQ: PRWT) is a financial services holding company headquartered in Medford, Oregon, and operates primarily through its subsidiary, PremierWest Bank. PremierWest Bank offers expanded banking-related services through two subsidiaries, Premier Finance Company and PremierWest Investment Services, Inc.

PremierWest Bank was created following the merger of the Bank of Southern Oregon and Douglas National Bank in May 2000. In April 2001, PremierWest Bancorp acquired Timberline Bancshares, Inc. and its wholly-owned subsidiary, Timberline Community Bank, with eight branch offices located in Siskiyou County in northern California. In January 2004, PremierWest acquired Mid Valley Bank with five branch offices located in the northern California counties of Shasta, Tehama and Butte. In January 2008, PremierWest acquired Stockmans Financial Group, and its wholly-owned subsidiary, Stockmans Bank, with five full service banking offices in the Sacramento, California area. During the last several years, PremierWest expanded into the Klamath Falls and Central Oregon communities of Bend and Redmond, and into Nevada, Yolo, Butte and Placer counties in California.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including those set forth from time to time in PremierWest’s filings with the SEC, and risks that we are unable to increase capital levels as planned or effectively implement asset reduction and credit quality improvement strategies, unable to comply with regulatory agreements and the risk that market conditions deteriorate. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. We make forward-looking statements in this press release about future profitability of the Company, net interest margin, regulatory compliance, loan demand, interest rate changes, loan upgrades, loan migration, the prospects for earnings growth, deposit and loan growth, capital levels, the effective management of our credit quality, the collectability of identified non-performing loans, real estate market conditions and the adequacy of our Allowance for Loan Losses.

PREMIERWEST BANCORP
FINANCIAL HIGHLIGHTS
(All amounts in 000's, except per share data)
(unaudited)

STATEMENT OF OPERATIONS
AND LOSS PER COMMON SHARE DATA
	June 30,	June 30,			March 31,
For the Three Months Ended	2010	2009	Change	% Change	2010	Change	% Change

Interest income	$17,657	$19,215	$(1,558)	-8.1%	$18,178	$(521)	-2.9%
Interest expense	2,828	4,920	(2,092)	-42.5%	3,351	(523)	-15.6%
Net interest income	14,829	14,295	534	3.7%	14,827	2	0.0%
Loan loss provision	2,350	50,390	(48,040)	-95.3%	6,100	(3,750)	-61.5%
Non-interest income	2,445	2,799	(354)	-12.6%	2,717	(272)	-10.0%
Non-interest expense	16,351	13,439	2,912	21.7%	14,135	2,216	15.7%
Pre-tax loss	(1,427)	(46,735)	45,308	-97.0%	(2,691)	1,264	47.0%
Benefit for income taxes	-	(18,750)	18,750	-100.0%	-	-	nm

Net loss	$(1,427)	$(27,985)	$26,558	-94.9%	$(2,691)	$1,264	47.0%
Less preferred dividend and discount accretion	636	614	22	3.6%	611	25	4.1%
Net loss applicable to common shareholders	$(2,063)	$(28,599)	$26,536	-92.8%	$(3,302)	$1,239	37.5%

Basic loss per common share (1)	$(0.02)	$(1.15)	$1.13	-98.3%	$(0.10)	$0.08	80.0%
Diluted loss per common share (1)	$(0.02)	$(1.15)	$1.13	-98.3%	$(0.10)	$0.08	80.0%

Average common shares outstanding--basic (1)	98,796,537	24,766,928	74,029,609	298.9%	32,291,995	66,504,542	206.0%
Average common shares outstanding--diluted (1)	98,796,537	24,766,928	74,029,609	298.9%	32,291,995	66,504,542	206.0%

	June 30,	June 30,
For the Six Months Ended	2010	2009	Change	% Change

Interest income	$35,835	$39,262	$(3,427)	-8.7%
Interest expense	6,179	10,586	(4,407)	-41.6%
Net interest income	29,656	28,676	980	3.4%
Loan loss provision	8,450	61,090	(52,640)	-86.2%
Non-interest income	5,162	5,313	(151)	-2.8%
Non-interest expense	30,486	26,076	4,410	16.9%
Pre-tax loss	(4,118)	(53,177)	49,059	-92.3%
Benefit for income taxes	-	(21,585)	21,585	-100.0%

Net loss	$(4,118)	$(31,592)	$27,474	-87.0%
Less preferred dividend and discount accretion	1,247	941	306	32.5%
Net loss applicable to common shareholders	$(5,365)	$(32,533)	$27,168	-83.5%

Basic loss per common share (1)	$(0.08)	$(1.32)	$1.24	-93.9%
Diluted loss per common share (1)	$(0.08)	$(1.32)	$1.24	-93.9%

Average common shares outstanding--basic (1)	65,727,980	24,720,994	41,006,986	165.9%
Average common shares outstanding--diluted (1)	65,727,980	24,720,994	41,006,986	165.9%

(1) As of June 30, 2010, March 31, 2010 and June 30, 2009, 1,090,385 shares related to the U.S. Treasury Troubled Asset Relief Program (TARP) Capital Purchase Program were not included in the computation of diluted earnings per share as their inclusion would have been anti-dilutive.

SELECTED FINANCIAL RATIOS
(annualized) (unaudited)

For the Three Months Ended	June 30, 2010	June 30, 2009	Change	March 31, 2010	Change

Yield on average gross loans (1)	5.91%	6.12%	(0.21)	6.01%	(0.10)
Yield on average investments (1)	1.78%	1.75%	0.03	2.01%	(0.23)
Total yield on average earning assets (1)	5.04%	5.82%	(0.78)	5.23%	(0.19)
Cost of average interest bearing deposits	0.95%	1.78%	(0.83)	1.03%	(0.08)
Cost of average borrowings	4.06%	5.83%	(1.77)	4.70%	(0.64)
Cost of average total deposits and borrowings	0.85%	1.54%	(0.69)	0.93%	(0.08)
Cost of average interest bearing liabilities	1.04%	1.90%	(0.86)	1.13%	(0.09)
Net interest spread	4.00%	3.92%	0.08	4.10%	(0.10)
Net interest margin (1)	4.23%	4.33%	(0.10)	4.27%	(0.04)

Net charge-offs to average gross loans (3)	-0.44%	-2.88%	2.44	-0.48%	0.04
Allowance for loan losses to gross loans	4.02%	3.36%	0.66	4.16%	(0.14)
Allowance for loan losses to non-performing loans	33.86%	38.97%	(5.11)	44.57%	(10.71)
Non-performing loans to gross loans	11.88%	8.61%	3.27	9.33%	2.55
Non-performing assets to total assets	9.91%	7.98%	1.93	8.37%	1.54

Return on average common equity	-13.59%	-66.32%	52.73	-37.36%	23.77
Return on average assets	-0.55%	-7.62%	7.07	-0.89%	0.34

Efficiency ratio (2)	94.66%	78.62%	16.04	80.57%	14.09

For the Six Months Ended	June 30, 2010	June 30, 2009	Change

Yield on average gross loans (1)	5.96%	6.22%	(0.26)
Yield on average investments (1)	1.89%	1.94%	(0.05)
Total yield on average earning assets (1)	5.13%	5.98%	(0.85)
Cost of average interest bearing deposits	0.99%	1.94%	(0.95)
Cost of average borrowings	5.02%	4.63%	0.39
Cost of average total deposits and borrowings	0.90%	1.67%	(0.77)
Cost of average interest bearing liabilities	1.07%	2.04%	(0.97)
Net interest spread	4.06%	3.94%	0.12
Net interest margin (1)	4.25%	4.37%	(0.12)

Net charge-offs to average gross loans (3)	-0.93%	-3.03%	2.10
Allowance for loan losses to gross loans	4.02%	3.36%	0.66
Allowance for loan losses to non-performing loans	33.86%	38.97%	(5.11)
Non-performing loans to gross loans	11.88%	8.61%	3.27
Non-performing assets to total assets	9.91%	7.98%	1.93

Return on average common equity	-22.34%	-37.26%	14.92
Return on average assets	-0.72%	-4.38%	3.66

Efficiency ratio (2)	87.56%	76.72%	10.84

(1)   Tax equivalent
(2)   Non-interest expense divided by net interest income plus non-interest income
(3)   Not annualized

PREMIERWEST BANCORP
FINANCIAL HIGHLIGHTS
(All amounts in 000's, except per share data)
(unaudited)

BALANCE SHEET

	June 30,	June 30,			March 31,
	2010	2009	Change	% Change	2010	Change	% Change
Fed funds sold and investments	$281,745	$87,047	$194,698	223.7%	$271,170	$10,575	3.9%
Gross loans, net of deferred fees	1,090,883	1,199,776	(108,893)	-9.1%	1,118,214	(27,331)	-2.4%
Allowance for loan losses	(43,917)	(40,300)	(3,617)	9.0%	(46,518)	2,601	-5.6%
Net loans	1,046,966	1,159,476	(112,510)	-9.7%	1,071,696	(24,730)	-2.3%
Goodwill	-	70,437	(70,437)	-100.0%	-	-	nm
Other assets	132,182	161,080	(28,898)	-17.9%	161,712	(29,530)	-18.3%
Total assets	$1,460,893	$1,478,040	$(17,147)	-1.2%	$1,504,578	$(43,685)	-2.9%

Non-interest-bearing deposits	$244,315	$244,083	$232	0.1%	$247,256	$(2,941)	-1.2%
Interest-bearing deposits	1,069,186	1,004,688	64,498	6.4%	1,114,685	(45,499)	-4.1%
Total deposits	1,313,501	1,248,771	64,730	5.2%	1,361,941	(48,440)	-3.6%
Borrowings	30,953	30,960	(7)	0.0%	30,955	(2)	0.0%
Other liabilities	15,279	12,289	2,990	24.3%	13,737	1,542	11.2%
Stockholders' equity	101,160	186,020	(84,860)	-45.6%	97,945	3,215	3.3%
Total liabilities and stockholders' equity	$1,460,893	$1,478,040	$(17,147)	-1.2%	$1,504,578	$(43,685)	-2.9%

Period end common shares outstanding	100,348,303	24,766,928	75,581,375	305.2%	81,077,351	19,270,952	23.8%
Book value per common share (1)	$0.61	$5.92	$(5.31)	-89.7%	$0.72	$(0.11)	-15.3%
Tangible book value per common share (2)	$0.58	$2.99	$(2.41)	-80.6%	$0.68	$(0.10)	-14.7%

Non-performing assets:
Loans on non-accrual status	$129,458	$103,185	$26,273	25.5%	$103,541	$25,917	25.0%
90-days past due not on non-accrual	245	235	10	4.3%	831	(586)	-70.5%
Other real estate owned and foreclosed assets	15,084	14,588	496	3.4%	21,517	(6,433)	-29.9%
Total non-performing assets	$144,787	$118,008	$26,779	22.7%	$125,889	$18,898	15.0%

(1) Book value is calculated as the total common equity (less preferred stock and the discount on preferred stock) divided by the period ending number of common shares outstanding.
(2) Tangible book value is calculated as the total common equity (less preferred stock and the discount on preferred stock) less goodwill and core deposit intangibles divided by the period ending number of common shares outstanding.

QUARTERLY ACTIVITY

	June 30,	June 30,			March 31,
	2010	2009	Change	% Change	2010	Change	% Change
Allowance for loan losses:
Balance beginning of period	$46,518	$25,659	$20,859	81.3%	$45,903	$615	1.3%
Provision for loan losses	2,350	50,390	(48,040)	-95.3%	6,100	(3,750)	-61.5%
Net (charge-offs) recoveries	(4,951)	(35,749)	30,798	-86.2%	(5,485)	534	-9.7%
Balance end of period	$43,917	$40,300	$3,617	9.0%	$46,518	$(2,601)	-5.6%

Other real estate owned (OREO) and foreclosed
assets, beginning of period	$21,517	$9,362	$12,155	129.8%	$24,748	$(3,231)	-13.1%
Transfers from outstanding loans	2,733	7,114	(4,381)	-61.6%	2,376	357	15.0%
Improvements and other additions	75	233	(158)	-67.8%	249	(174)	-69.9%
Sales	(6,692)	(1,934)	(4,758)	246.0%	(5,310)	(1,382)	26.0%
Impairment charges	(2,549)	(187)	(2,362)	1263.1%	(546)	(2,003)	366.8%
Total OREO and foreclosed assets, end of period	$15,084	$14,588	$496	3.4%	$21,517	$(6,433)	-29.9%

QUARTERLY AVERAGES

	June 30,	June 30,			March 31,
	2010	2009	Change	% Change	2010	Change	% Change

Average fed funds sold and investments	$298,640	$89,791	$208,849	232.6%	$278,166	$20,474	7.4%
Average gross loans	$1,114,045	$1,239,711	$(125,666)	-10.1%	$1,138,058	$(24,013)	-2.1%
Average mortgages held for sale	$509	$1,406	$(897)	-63.8%	$704	$(195)	-27.7%
Average total assets	$1,495,966	$1,506,252	$(10,286)	-0.7%	$1,509,351	$(13,385)	-0.9%
Average non-interest-bearing deposits	$250,566	$240,744	$9,822	4.1%	$253,645	$(3,079)	-1.2%
Average interest-bearing deposits	$1,098,089	$1,009,095	$88,994	8.8%	$1,135,816	$(37,727)	-3.3%
Average total deposits	$1,348,655	$1,249,839	$98,816	7.9%	$1,389,461	$(40,806)	-2.9%
Average total borrowings	$30,953	$30,962	$(9)	0.0%	$30,955	$(2)	0.0%
Average stockholders' equity	$100,585	$212,322	$(111,737)	-52.6%	$75,458	$25,127	33.3%
Average common equity	$60,873	$172,974	$(112,101)	-64.8%	$35,843	$25,030	69.8%

YEAR-TO-DATE ACTIVITY

	June 30,	June 30,
	2010	2009	Change	% Change
Allowance for loan losses:
Balance beginning of period	$45,903	$17,157	$28,746	167.5%
Provision for loan losses	8,450	61,090	(52,640)	-86.2%
Net (charge-offs) recoveries	(10,436)	(37,947)	27,511	-72.5%
Balance end of period	$43,917	$40,300	$3,617	9.0%

Other real estate owned (OREO) and foreclosed
assets, beginning of period	$24,748	$4,423	$20,325	459.5%
Transfers from outstanding loans	5,109	12,053	(6,944)	-57.6%
Improvements and other additions	324	233	91	39.1%
Sales	(12,002)	(1,934)	(10,068)	520.6%
Impairment charges	(3,095)	(187)	(2,908)	1555.1%
Total OREO and foreclosed assets, end of period	$15,084	$14,588	$496	3.4%

YEAR-TO-DATE AVERAGES

	June 30,	June 30,
	2010	2009	Change	% Change

Average fed funds sold and investments	$288,467	$75,718	$212,749	281.0%
Average gross loans	$1,125,985	$1,253,223	$(127,238)	-10.2%
Average mortgages held for sale	$606	$1,298	$(692)	-53.3%
Average total assets	$1,502,622	$1,497,928	$4,694	0.3%
Average non-interest-bearing deposits	$252,097	$237,520	$14,577	6.1%
Average interest-bearing deposits	$1,116,848	$1,003,356	$113,492	11.3%
Average total deposits	$1,368,945	$1,240,875	$128,070	10.3%
Average total borrowings	$30,954	$40,595	$(9,641)	-23.7%
Average stockholders' equity	$88,091	$206,029	$(117,938)	-57.2%
Average common equity	$48,427	$176,061	$(127,634)	-72.5%

LOANS BY CATEGORY
(All amounts in 000's)
(unaudited)

	6/30/2010	3/31/2010	12/31/2009	9/30/2009	6/30/2009
Agricultural/Farm	$38,984	$36,573	$43,418	$51,587	$49,580
Commercial and Industrial	192,119	204,227	210,392	237,300	236,178
Commercial Real Estate - Owner Occupied	249,642	246,419	248,144	250,323	251,395
Commercial Real Estate - Non-Owner Occupied	496,539	510,585	526,238	522,517	544,459
Consumer/Other	113,599	120,410	119,935	121,659	118,164
Gross loans, net of deferred fees	$1,090,883	$1,118,214	$1,148,127	$1,183,386	$1,199,776

Commercial Real Estate
Owner Occupied
Commercial Term	$240,952	$238,675	$230,923	$225,760	$224,445
Commercial Construction	5,343	4,597	12,103	19,070	19,051

Single Family Residential Construction
Oregon	758	538	459	769	450
California	2,589	2,609	4,659	4,724	7,449
Total Owner Occupied	$249,642	$246,419	$248,144	$250,323	$251,395

Non-Owner Occupied
Commercial Term	$326,882	$328,070	$332,318	$332,371	$334,335
Commercial Construction	27,411	26,125	30,241	33,429	40,548
Single Family Residential Construction
Oregon
Pre-Sold	172	95	-	221	1,286
Speculative	1,719	1,543	1,460	1,120	1,455
Builder Inventory	7,058	8,397	10,171	11,107	11,775
Total Oregon	8,949	10,035	11,631	12,448	14,516

California
Pre-Sold	433	448	448	1,659	1,870
Speculative	1,982	1,986	2,433	2,607	3,316
Builder Inventory	8,872	9,013	8,593	12,394	13,652
Total California	11,287	11,447	11,474	16,660	18,838

Commercial - Land Acquisition and Development	15,582	23,769	24,275	27,449	27,521
Commercial - Land Only	70,633	68,612	68,946	46,285	48,155
Residential - Land Acquisition and Development	35,795	42,527	47,353	53,875	60,546
Total Non-Owner Occupied	$496,539	$510,585	$526,238	$522,517	$544,459

NONPERFORMING ASSETS BY REGION AND TYPE
(All amounts in 000's)
(unaudited)

Other Real Estate Owned and Foreclosed Assets
By Geographic Region	6/30/2010	3/31/2010	12/31/2009	9/30/2009	6/30/2009

Mid-Central Oregon	$5,264	$4,917	$6,143	$7,711	$7,975
Southern Oregon	6,804	9,629	9,729	5,776	1,578
Northern California	1,346	5,219	4,682	1,223	148
Greater Sacramento	1,046	1,095	3,537	4,823	4,887
Other	624	657	657	-	-
Total Other Real Estate Owned and Foreclosed Assets	$15,084	$21,517	$24,748	$19,533	$14,588

Non Performing Loans
By Geographic Region	6/30/2010	3/31/2010	12/31/2009	9/30/2009	6/30/2009

Mid-Central Oregon	$24,594	$24,971	$32,984	$28,716	$32,215
Southern Oregon	62,097	39,950	26,369	29,412	30,997
Northern California	16,196	16,043	19,699	20,346	11,416
Greater Sacramento	26,816	23,407	24,865	30,907	28,792
Total Nonperforming Loans	$129,703	$104,371	$103,917	$109,381	$103,420

By Loan Type

Agricultural/Farm	$297	$2,491	$682	$539	$391
Commercial and Industrial	7,006	6,117	7,251	5,767	7,502
Commercial Real Estate - Owner Occupied
Single Family Residential Construction
Oregon	-	-	-	-	-
California	2,108	2,108	2,196	1,815	409
Other	10,701	6,967	5,139	4,115	5,149
Commercial Real Estate - Non-Owner Occupied
Oregon	23,480	25,079	20,202	16,866	11,081
California	3,037	1,074	1,837	3,140	6,565
Single Family Residential Construction
Oregon	9,388	8,951	10,739	13,800	13,041
California	14,455	16,184	18,654	22,415	16,811
Commercial - Land Acquisition and Development	8,796	9,947	10,303	13,078	13,324
Commercial - Land Only	35,616	12,321	10,279	8,596	6,429
Residential - Land Acquisition and Development	4,987	6,281	6,624	8,365	10,531
Commercial Construction - Multiplex (5+)	313	-	-	3,414	5,541
Other	8,416	6,074	9,779	6,880	6,411
Consumer/Other	1,103	777	232	591	235
Total Nonperforming Loans	$129,703	$104,371	$103,917	$109,381	$103,420